UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 16, 2022

LINKBANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-41505	82-5130531
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

3045 Market Street, Camp Hill, Pennsylvania		17011
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (855) 569-2265

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	LNKB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events
On September 16, 2022, LINKBANCORP, Inc. (the “Company”) issued a press release announcing that it had closed its previously announced initial public offering of common stock, par value $0.01 per share (the “Common Stock”). The Company sold 4,575,000 shares of its Common Stock at a public offering price of $7.50 per share. The offering is expected to result in gross proceeds to the Company of approximately $34.3 million. The net proceeds to the Company, after deducting underwriting discounts and estimated offering expenses, are expected to be approximately $31.1 million. The underwriters have a 30-day option to purchase up to 686,250 additional shares of Common Stock from the Company at $7.50 per share, less the underwriting discount, to cover any over-allotments.

A copy of the Company’s press release dated September 16, 2022 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. None.

(b)	Pro forma financial information. None.

(c)	Shell company transactions: None.

(d)	Exhibits.
	99.1	Press release dated September 16, 2022
	104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LINKBANCORP, INC.

DATE: September 16, 2022	By:	/s/ Carl D. Lundblad
Carl D. Lundblad
President